EXHIBIT 99.2

To: All Saxon Associates

Date:  September 25, 2006

I would like to bring everyone up to speed on some of the many positive events that have taken place as we move forward with the merger of Saxon and Morgan Stanley. As we have discussed in previous meetings and communications, it is our goal to keep everyone in the loop as much as possible as we progress toward the integration of our two great companies.

Saxon recently won a bid to purchase approximately $525 million in servicing rights from Morgan Stanley, and these loans are expected to transfer to our servicing portfolio on October 1st. Although Saxon acquires servicing rights on a regular basis, this particular win highlights the mutual commitment Saxon and Morgan Stanley have to growing our business. Our two organizations are also working together to develop a pricing methodology for bidding on whole loan bulk packages. Our goal is to increase the competitiveness of our bids with a joint pricing strategy.

Morgan Stanley has recently established a warehouse facility with Saxon in the amount of $600 million; this facility can finance Saxon's unsecuritized whole loan position during our aggregation period prior to sale or securitization. This constitutes almost one third of our total short term liquidity. In August, Morgan Stanley became a noteholder within our servicing advance receivables trust. The servicing advance receivables trust provides us with flexibility in financing our monthly servicing advances.

Finally, we announced that a special meeting of shareholders will be held in Glen Allen on October 31st. The purpose of this meeting is to vote on the proposed merger between Saxon and Morgan Stanley. The proxy statement was filed September 19, 2006, and we expect it to be mailed to shareholders of record within the next week.

We remain confident that the proposed merger will be completed by year end, and I want to thank you again for remaining focused during this period of transition. Keep up the great work - a bright future lies ahead.

Mike Sawyer
Chief Executive Officer